EXHIBIT 21

SUBSIDIARIES OF SPARTAN MOTORS, INC.

Name of Subsidiary	Jurisdiction of Incorporation /Organization

Spartan Motors USA, Inc.	South Dakota, United States
- Utilimaster Services, LLC	Indiana, United States
- Spartan Upfit Services, Inc. dba Strobes-R-Us	Michigan, United States
- Spartan-Gimaex Innovations, LLC	Delaware, United States
- Spartan Motors GTB, LLC	Michigan, United States
- Fortress Resources LLC dba Royal Truck Body	California, United States
- Royal at McClellan Park LLC	Michigan, United States

Spartan Motors Global, Inc.	Michigan, United States
- Spartan Motors Mexico, LLC	Michigan, United States